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                            ARTICLES OF INCORPORATION
                                       OF
                    VARSITY SPIRIT FASHIONS & SUPPLIES, INC.

     The undersigned individual, being of full age, for the purpose of forming a corporation under and pursuant to Chapter 302A of the Minnesota Statutes, as amended, hereby adopts the following Articles of Incorporation:

                                ARTICLE 1 - NAME

     1.1) The name of the corporation shall be Varsity Spirit Fashions & Supplies, Inc.

                          ARTICLE 2 - REGISTERED OFFICE

     2.1) The registered office of the corporation is located at 111 Market Street, Winona, Minnesota 55987.

                            ARTICLE 3 - CAPITAL STOCK

     3.1) Authorized Shares; Establishment of Classes and Series. The aggregate number of shares the corporation has authority to issue shall be 50,000 shares, which shall have a par value of $.01 per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of the corporation. The Board of Directors may establish such classes or series with such designation, rights and preferences as the Board shall establish by resolution adopted and filed in the manner provided by law.

     3.2) Issuance of Shares. Upon the approval of holders of at least a majority of the voting power of all shares entitled to vote, the Board of Directors of the corporation shall accept subscriptions for, issue, sell and deliver shares of any class or series of the corporation including shares issued to effectuate share dividends or splits, to such persons, at such times and upon such terms and conditions as are approved by such holders of at least a majority of the voting power of all shares entitled to vote, (such holders, by resolution, valuing all nonmonetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined).

     3.3) Issuance of Rights to Purchase Shares. Upon the approval of holders of at least a majority of the voting power of all shares entitled to vote, the Board of Directors of the

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corporation shall from time to time grant and issue rights to subscribe for, purchase, exchange securities for, or convert securities into, shares of the corporation of any class or series, in accordance with the terms, provisions and conditions approved for such rights (including the conversion basis or the price at which such shares may be purchased or subscribed for) by such holders of a majority of the voting power of the shares entitled to vote.

     3.4) Issuance of Shares to Holders of Another Class or Series. The Board is further authorized to issue shares of one class or series to holders of that class or series or to holders of another class or series to effectuate share dividends or splits.

                       ARTICLE 4 - RIGHTS OF SHAREHOLDERS

     4.1) Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series or any other class or series of the corporation now or hereafter authorized or issued.

     4.2) No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

                              ARTICLE 5 - DIRECTORS

     5.1) The names of the persons constituting the first Board of Directors are as follows:

     J. Theodore Biesanz
     John David
     Richard J. Pope
     Jeffrey G. Webb
     Greg Webb
     Robert Tisdale

          ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION

     6.1) Where approval of shareholders is required by law, the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

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               ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION

     7.1) After the issuance of shares by the corporation, any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

                         ARTICLE 8 - AMENDMENT OF BYLAWS

     8.1) After the initial Bylaws of the corporation are adopted by the incorporators or first Board in the manner provided by law, no bylaw may be adopted, amended or repealed unless approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

                            ARTICLE 9 - INCORPORATOR

     9.1) The name and mailing address of the incorporator are as follows:

          Earl F. Colborn, Jr.
          4744 IDS Center
          Minneapolis, Minnesota 55402

     IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand this 27th day of June, 1983.

                                                    /s/ Earl F. Colborn, Jr.
                                                -------------------------------
                                                      Earl F. Colborn, Jr.

STATE OF MINNESOTA )
                   ) SS.
COUNTY OF HENNEPIN )

     The foregoinq instrument was acknowledged before me this 27th day of June, 1983, by Earl F. Colborn, Jr.

 (Notarial Seal)                                     /s/ Dianne S. Maciosek
                                                -------------------------------
                                                          Notary Public

                                                      Dianne S.  Maciosek
                                                   NOTARY PUBLIC - MINNESOTA
                                                       HENNEPIN COUNTY
                                              My Commission Expires Apr. 8, 1990


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